Exhibit 10.14
February 6, 2007
Ms. Cynthia A. Mahl, Senior Vice President
Western Reserve Bancorp, Inc.
4015 Medina Road
Medina, Ohio 44258-0585
Re: Loan Covenant Waiver for September 30, 2006 — Western Reserve Bancorp, Inc.
Dear Ms. Mahl:
This letter is being written as acknowledgement between the borrower and the bank that the existing loans to borrower were in violation of covenant 4.16(e) of the Credit Agreement dated May 5, 2003 and subsequent amendments. The covenant reads as follow: Western Reserve Bank shall maintain a ratio of Allowance for loan and lease losses to Non-performing Loans of not less than 125% at all times. Actual Allowance for loan and lease losses to Non-performing Loans was 94.2% at September 30, 2006.
TCF Bank approved the waiver of default on 12-12-06 and hereby waives the default for non-compliance of this covenant. TCF Bank further resets the covenant as follows: Western Reserve Bank shall maintain a ratio of Allowance for loan and lease losses to Non-performing Loans of not less than 90% through December 31, 2006 and to 100% thereafter. By acknowledging this letter, Western Reserve Bank agrees to provide a reserve analysis on a quarterly basis by the 45th day following each fiscal quarter. TCF Bank does retain all our rights in future covenant requirements. This waiver and reset pertains only to the above-mentioned covenant. All other terms and conditions are to remain unchanged.
Kindly acknowledge your agreement with the foregoing by countersigning a copy of this letter.

Sincerely, TCF National Bank
/s/ Guy J. Rau
Guy J. Rau
Senior Vice President

Understood, accepted and agreed: Western Reserve Bancorp, Inc., an Ohio corporation
By:	/s/ Edward J. McKeon
Edward J. McKeon
Its: President

And
By:	/s/ Cynthia A. Mahl
Cynthia A. Mahl
Its: Senior Vice President

Date:	February 12, 2007